Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORIGIN BANCORP, INC.
ARTICLE I
NAME
The name of this Corporation is Origin Bancorp, Inc.
ARTICLE II
OBJECTS AND PURPOSES
The objects and purposes for which the Corporation is organized are to engage in any lawful business or activity for which corporations may be organized and in which they may engage under the laws of the State of Louisiana.
ARTICLE III
AUTHORIZED CAPITAL
A.    The aggregate number of shares the Corporation shall have the authority to issue is (a) Fifty Million (50,000,000) shares of common stock of the par value of Five Dollars ($5.00) each, and (b) Two Million (2,000,000) shares of preferred stock of no par value.
B.    Shares of preferred stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the designations, preferences, limitations, and relative rights of the shares of the preferred stock, and to establish and fix variations in the designations, preferences, limitations, and relative rights as between different series of preferred stock.
ARTICLE IV
DIRECTORS
A.    The corporate powers and governance of the Corporation shall be vested in and exercised through a Board of Directors, consisting of no fewer than three and no more than 25 directors. The number of directors on the Board of Directors shall be determined in the manner provided in the Bylaws of the Corporation.
B.    At each annual meeting of stockholders, the stockholders of the Corporation shall elect each director of the Corporation by the vote of a majority of the votes actually cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such meeting, the directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote at such meeting. For purposes of this paragraph, (i) a majority of the votes actually cast shall mean that the number of shares that voted “for” the election of a director exceeds the number of shares that voted “against” that director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of any director. Stockholders shall not have cumulative voting in the election of directors.
C.    Each director shall hold office from his or her election or appointment until his or her successor is elected and qualified or until his or her earlier death, resignation or removal, except that in the case of an uncontested election of directors, a nominee who receives more votes against than for his or her election shall continue to serve as a director for a term that ends on the earlier of 90 days from the date on which the voting results are determined or the date on which an individual is selected by the Board of Directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the Board of Directors. The Board of Directors may select any other qualified individual to fill the office held by a director who receives more votes against than for election.

D.    Until otherwise provided in the Bylaws of the Corporation, any director absent from a meeting may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director, filed with the Secretary.
E.    Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any director may be removed from office with or without cause by the affirmative vote of at least a majority of the votes entitled to be cast by all classes and series of stock of the Corporation generally in the election of directors, voting together as a single class.
ARTICLE V
UNCLAIMED PROPERTY
The stockholders of the Corporation hereby relinquish in favor of the Corporation any and all right to, or title or interest in, and hereby transfer to the Corporation, all cash, property or share dividends, shares issuable to stockholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the stockholders entitled thereto within a reasonable time as determined by the Board of Directors (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such stockholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any stockholder shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has become vested in the Corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.
ARTICLE VI
VOTING AMENDMENTS
The affirmative vote of at least a majority of the votes entitled to be cast, and, if any class or series of shares is entitled to vote as a separate group on an amendment, except as provided in Section 1-1004(C) of the Louisiana Business Corporation Act (the “LBCA”), the approval of at least a majority of the votes entitled to be cast on the amendment by each such separate voting group, shall be required to amend or repeal any provision of these Articles of Incorporation, and any repeal or amendment of Article VII or Article VIII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VIII that may have arisen prior to such appeal or amendment.
ARTICLE VII
LIMITATION OF LIABILITY
The personal liability of directors and officers of this Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA, the provisions of the Louisiana Banking Law and any other provision of applicable law, as amended or supplemented from time to time.
ARTICLE VIII
INDEMNIFICATION
This Corporation shall, to the fullest extent permitted by Subpart E of Part 8 of the LBCA, as the same may be amended or supplemented from time to time, and as consistent with the Bylaws of the Corporation, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, as to action in his or her official capacity while holding such office.

The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the Corporation of both a written affirmation from the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the LBCA and the Bylaws of the Corporation and an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that such director or officer has not met the required standards of conduct.
The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these Articles of Incorporation, the Bylaws of the Corporation, a resolution of stockholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the LBCA. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.
The Corporation may, but need not, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any other employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the LBCA and of this Article, subject to the imposition of such conditions or limitations as the Board of Directors of the Corporation may deem necessary or appropriate.
The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.
The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations promulgated from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.
ARTICLE IX
SPECIAL MEETINGS OF STOCKHOLDERS
Except as otherwise specifically provided by law, special meetings of the stockholders of the Corporation may be called for any purpose at any time by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, and shall be called by the Secretary of the Corporation upon the written demand of the holders of at least 25% of all shares entitled to vote at the proposed meeting pursuant to a request made in accordance with procedures set forth in the Bylaws of the Corporation. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

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